Exhibit 99.1

FOR IMMEDIATE RELEASE

SILVER STATE BANCORP

ANNOUNCES OPEN MARKET STOCK REPURCHASE PROGRAM

Henderson, NV, November 29, 2007 – Silver State Bancorp (NASDAQ: SSBX) today announced that the Board of Directors has approved a stock repurchase program of its common stock, commencing December 3, 2007.

The Company intends to repurchase up to 5% of the outstanding shares of its common stock ($0.001 par value) or 764,415 of its outstanding shares.

This repurchase program is being instituted because the Company believes that the repurchase of the Common Stock by the Company would be in the best interests of the Company and its shareholders, in light of the current price of the Common Stock and the general market and economic conditions affecting the Company.

The Company intends to conduct its repurchases from shareholders through registered broker-dealers in open market purchase transactions. The Company intends to hold the shares repurchased as treasury shares. The Company may utilize such shares for any purpose the Board of Directors of the Company deems advisable in compliance with applicable law.

About Silver State Bancorp

Silver State Bancorp, through its wholly-owned subsidiaries, Silver State Bank and Choice Bank, currently operates eleven full service branches in southern Nevada and three full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Please visit www.silverstatebancorp.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “seek,” and similar expressions are forward-looking in nature and reflect management’s view only as the date hereof. Actual results and events could differ materially from those expressed or anticipated and are subject to a number of risks and uncertainties including but not limited to fluctuations in interest rates, asset quality, government regulations, economic conditions and competition in the geographic and business areas in which Silver State Bancorp conducts its operations. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact: Corey L. Johnson

Silver State Bancorp

170 South Green Valley Parkway

Henderson, Nevada 89012

(702) 433-8300

Media:

Steve Stern

Stern And Company

(702) 240-9533

steve@sdsternpr.com